UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2009

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2009, Richard J. Justice notified Cisco Systems, Inc. (“Cisco”) of his decision to step down as Executive Vice President, Worldwide Operations and Business Development of Cisco, effective on or about April 26, 2009. Thereafter, Mr. Justice is expected to serve part-time as Executive Vice President – Executive Advisor. Effective when Mr. Justice steps down from his current position, Cisco expects to appoint Robert Lloyd, currently Senior Vice President, U.S., Canada, and Japan of Cisco, to succeed Mr. Justice.

On February 25, 2009, the Compensation and Management Development Committee of Cisco’s Board of Directors approved certain compensation arrangements in connection with the employment of Mr. Justice by Cisco as Executive Vice President – Executive Advisor after he steps down from his current position. As Executive Vice President – Executive Advisor, Mr. Justice will continue to be employed on an at-will basis, on a reduced schedule, will receive an annual base salary of $200,000, will continue to vest in his Cisco equity awards, and will continue to be eligible to participate in certain of Cisco’s employee benefits plans. Mr. Justice will not be eligible to participate in bonus arrangements or other cash incentive plans other than any bonus he will be eligible to receive for fiscal 2009 pursuant to the Cisco Systems, Inc. Executive Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: February 26, 2009	By:	/s/ Frank A. Calderoni
	Name:	Frank A. Calderoni
	Title:	Executive Vice President and Chief Financial Officer